Exhibit 10.2

[[FIRSTNAME]] [[MIDDLENAME]] [[LASTNAME]]

NSO

Stock Option Agreement

(Nonstatutory Stock Option Granted Under

The Joint Corp. Amended and Restated 2014 Incentive Stock Plan)

Subject to the following terms, The Joint Corp., a Delaware corporation (the Company), grants to the following employee of the Company (Grantee), as of the following grant date (the Grant Date), an nonstatutory stock option (the Option) to purchase the following number of shares of the Company’s common stock, par value $.001 per share (the Option Shares), at the following purchase price per share (the Exercise Price), exercisable in installments in accordance with the following vesting schedule, subject to expiration on the following expiration date (the Expiration Date):

Grantee:	[[FIRSTNAME]] [[MIDDLENAME]] [[LASTNAME]]
Grant Date:	[[GRANTDATE]]
Number of Option Shares:	[[SHARESGRANTED]]
Exercise Price:	[[GRANTPRICE]]
Vesting schedule:	[[VESTINGTEMPLATEDESC]]
Expiration Date:	[[GRANTEXPIRATIONDATE]]

Terms of Option

1.       Plan

The Option has been granted under the The Joint Corp. Amended and Restated 2014 Incentive Stock Plan (the Plan), which is incorporated in this Agreement by reference. Capitalized terms used in this Agreement without being defined (for example, the term “Committee”) have the same meanings that they have in the Plan.

2.       Vesting and Exercisability

The Option may be exercised in whole or in part at any time prior to its Expiration Date to the extent that it is vested at the time of exercise. Any vested portion of the Option that remains unexercised shall expire on the Option’s Expiration Date, subject to earlier expiration as provided in Paragraph 5 of this Agreement.

Any unvested portion of the Option shall expire on Grantee’s Termination Date unless Grantee’s Termination occurs by reason of his or her death, in which case the Option shall become fully vested as of Grantee’s Termination Date.

Notwithstanding anything to the contrary in Article 8 of the Plan, the Option shall become fully vested upon the occurrence of both:

(a) a Change in Control, and

(b) (i) A Termination by the Company of Grantee for a reason other than Cause during the Window Period or (ii) a Termination by Grantee for Good Reason during the Window Period.

“Cause” means any one or more of the following: (i) the commission of any crime involving dishonesty, breach of trust or physical harm to any person, (ii) willfully engaging in conduct that is in bad faith or injurious to the Company or its business (including, for example, fraud or embezzlement), (iii) gross misconduct, whether personal or professional, which could cause harm to the business or reputation of the Company, (iv) failure to comply with the significant provisions of the Company’s policies as specified in the Employee Handbook or Code of Ethics, or as otherwise adopted by the board of directors then in effect, (v) willful and material failure to perform or observe, or gross negligence in the performance of, Grantee’s job, including the failure to follow the reasonable written directions of the person to whom Grantee reports, or (vi) any breach of covenants of confidentiality, non-competition, non-solicitation or other covenants Grantee has agreed to with the Company.

“Good Reason” means one or more of the following: (i) a material reduction during the Window Period of Grantee’s compensation where the Company has not implemented an across-the-board reduction in compensation; (ii) the relocation during the Window Period (without Grantee’s prior written consent) of Grantee’s primary work site to a location greater than seventy five (75) miles from Grantee’s work site; or (iii) a material reduction during the Window Period of Grantee’s duties (without Grantee’s prior written consent) from those in effect prior to the Window Period.

“Window Period” means a period beginning thirty (30) calendar days prior to the date the Change of Control is effected, and ending on the one-year anniversary of the date the Change of Control is effected.

3.       Manner of Exercise

The Option may be exercised in respect of a whole number of Option Shares (and only in respect of a whole number) by:

(a)       written notice of exercise to the Committee (or the Committee’s designee) at the Company’s principal executive offices which is received prior to the Option’s Expiration Date; together with

(b)       full payment of the Exercise Price of the Option Shares in respect of which the Option is exercised; and

(c)       full payment of an amount equal to the Company’s federal, state and local withholding tax obligation, if any, in connection with the Option’s exercise.

In addition, the exercise of the Option shall be subject to any procedures and policies in effect at the time of exercise that the Committee has adopted to administer the Plan.

4.       Manner of Payment

Grantee’s payment of the Exercise Price of the Option Shares in respect of which the Option is exercised, and his or her payment of the Company’s withholding tax obligation, if any, in connection with the exercise, shall be made by check or by a wire transfer of immediately available funds.

Payment also may be made by means of a “cashless” net exercise through a broker approved by the Plan Administrator for the purpose, pursuant to which the full amount due to the Company is remitted directly by the broker from the net proceeds of the sale of a sufficient number of Option Shares. Payment may also be made in any other manner authorized by the Plan and specifically permitted by the Board at the time of exercise.

5.       Early Expiration of Vested Portion of Option

The vested portion of the Option shall expire as follows:

(a) if Grantee incurs a Termination by reason of his or her death, the Option shall expire on the earlier of the first anniversary of Grantee’s Termination Date or the Option’s Expiration Date; and

(b)       if Grantee incurs a Termination for any reason other than Grantee’s death, the Option shall expire on the earlier of 90 days after Grantee’s Termination Date or the Option’s Expiration Date.

In any case, the exercisability of the Option may be extended by the Committee, in the Committee’s sole discretion, to any date ending on or before the Option’s Expiration Date.

6.       Confidentiality and Nonsolicitation Agreement

This Agreement and the grant of the Option are subject to Grantee’s (i) entering into the confidentiality and nonsolicitation agreement which has been provided to Grantee if Grantee has not previously entered into such agreement in connection with Grantee’s receipt of an Award under the Plan (the Nonsolicitation Agreement) or (ii) Grantee’s reaffirmation of the Nonsolicitation Agreement that Grantee previously entered into in connection with Grantee’s receipt of an Award under the Plan.  The Company would not have granted the Option to Grantee without Grantee’s entering into or reaffirming the Nonsolicitation Agreement.

7.       Transferability

The Option may not be transferred, assigned or pledged (whether by operation of law or otherwise), except (i) as provided by will or the applicable laws of intestacy or (ii) in accordance with Section 5.5 of the Plan. The Option shall not be subject to execution, attachment or similar process.

8.       Interpretation

This Agreement is subject to the terms of the Plan, as the Plan may be amended, but except as required by applicable law, no amendment of the Plan after the Grant Date shall adversely affect Grantee’s rights in respect of the Option without Grantee’s consent.

If there is a conflict or inconsistency between this Agreement and the Plan, the terms of the Plan shall control. Notwithstanding the foregoing, in the case of the inconsistency between Section 2 of this Agreement and Article 8 of the Plan, Section 2 of this Agreement shall control. The Committee’s interpretation of this Agreement and the Plan shall be final and binding.

9.       No Right to Employment

Nothing in this Agreement shall be considered to confer on Grantee any right to continue to be employed by the Company or a Subsidiary or to limit the right of the Company or a Subsidiary to terminate such employment.

10.       No Stockholder Rights

Grantee shall not have any rights as a stockholder of the Company in respect of any of the Option Shares unless and until Option Shares are issued to Grantee following his or her exercise of the Option.

11.       Governing Law

This Agreement shall be governed in accordance with the laws of the State of Arizona.

12.       Binding Effect

This Agreement shall be binding on the Company and its successors and on Grantee and Grantee’s heirs, legatees and legal representatives.

13.       Effective Date

This Agreement shall not become effective until Grantee’s acceptance of this Agreement and the acceptance or reaffirmation of the Nonsolicitation Agreement. Upon Grantee’s acceptance of this Agreement and the acceptance or reaffirmation of the Nonsolicitation Agreement, this Agreement shall become effective, retroactive to the Grant Date, without the necessity of further action by either the Company or Grantee.

The Joint Corp.

By
Peter D. Holt
President & Chief Executive Officer

Acceptance by Grantee

I accept this Stock Option Agreement and agree to be bound by all of its terms. I acknowledge receipt of a copy of the Plan and I (i) agree to enter into the Nonsolicitation Agreement, a copy of which I acknowledge receipt, if I have not previously entered into such agreement in connection with the receipt of an Award under the Plan or (ii) reaffirm the Nonsolicitation Agreement that I have previously entered into in connection with the receipt of an Award under the Plan.

[[FIRSTNAME]] [[MIDDLENAME]] [[LASTNAME]]

Grantee’s address:
[[RESADDR1]] [[RESADDR2]] [[RESADDR3]]
[[RESCITY]], [[RESSTATEORPROV]] [[RESPOSTALCODE]]
[[RESCOUNTRY]]